UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GUARDFORCE AI CO., LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Anson Road, #28-01 International Plaza

Singapore 079903

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:____ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On December 15, 2025, the Board of Directors (the “Board”) of Guardforce AI Co., Limited (the “Company”) authorized the grant of one right (a “Right”) for each outstanding ordinary share, par value $0.12 per share, of the Company (the “Ordinary Shares”), to shareholders of record as of the close of business on December 15, 2025.

Each Right entitles the registered holder to acquire from the Company one preferred share, par value $0.12 per share (a “Preferred Share”), at a purchase price of $8.44 per Preferred Share, subject to adjustment. The Rights will be issued pursuant to a Rights Agreement, dated as of December 15, 2025 (the “Rights Agreement”), between the Company and VStock Transfer, LLC, as rights agent.

The Rights will initially be attached to all outstanding Ordinary Shares and will separate and become exercisable upon the terms and subject to the conditions set forth in the Rights Agreement, including the occurrence of certain events involving the acquisition by a person or group of a specified percentage of the Company’s voting power or the commencement of certain tender or exchange offers. Upon the occurrence of such events, holders (other than the acquiring person or group and certain related persons) will be entitled to purchase, at the then-effective purchase price and subject to the terms of the Rights Agreement, Ordinary Shares or other securities, cash, or property as described in the Rights Agreement. The Rights are redeemable and exchangeable in certain circumstances and will expire as provided in the Rights Agreement.

The Rights Agreement (which includes the form of Rights Certificate as Exhibit A, the form of Summary of Rights as Exhibit B and, the form of Certificate of Designation as Exhibit C) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights and the Rights Agreement is incorporated by reference herein to the Company’s Report on Form 6-K, dated December 19, 2025 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of the Company’s Series A Preferred Shares, dated December 15, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Form 6-K furnished to the U.S. Securities and Exchange Commission (the “Commission”) on December 19, 2025).
4.1	Rights Agreement, dated as of December 15, 2025, by and between Guardforce AI Co., Limited and VStock Transfer, LLC, as rights agent, including the form of Rights Certificate as Exhibit A, the form of Summary of Rights as Exhibit B and the Certificate of Designation as Exhibit C (incorporated by reference to Exhibit 4.1 the Company’s Form 6-K furnished to the Commission on December 19, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GUARDFORCE AI CO., LIMITED

Date: December 19, 2025	By:	/s/ Lei Wang
Lei Wang
Chief Executive Officer
(Principal Executive Officer) and
Duly Authorized Officer

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